Exhibit 99.2

14375 NW Science Park Drive
Portland, OR 97229
October 29, 2020

CFO Commentary on Third Quarter 2020 Financial Results, 2020 Financial Outlook
and Preliminary First Half 2021 Commentary

Constant-currency net sales, a non-GAAP financial measure, is referenced throughout this commentary. Please see the "Supplemental Financial Information" section and financial tables included below for a more detailed description.

COVID-19 Update

In third quarter 2020, lower net sales and profitability primarily reflect the ongoing negative effects of the COVID-19 pandemic. The following section summarizes COVID-19 pandemic related issues impacting the Company.

•Health, Safety and Well Being
▪The Company's top priority throughout this pandemic remains to protect the health and safety of our employees, their families, our customers and our communities. We are continually adapting business operations to adhere to evolving local and regional guidelines and safety protocols across all areas of our global business to help contain the spread of the virus. Ongoing actions include social distancing and sanitization measures across all our facilities including retail stores, offices, call centers and distribution centers. Many of our corporate offices around the world continue work from home policies. Despite these setbacks, our operations and employee base continues to perform exceptionally well.

•Direct-to-consumer ("DTC") E-commerce and Brick & Mortar Store Performance
▪In third quarter 2020, global DTC e-commerce net sales grew 55 percent year-over-year and represented 12 percent of total net sales, a twofold increase in penetration relative to last year.
▪While there were isolated temporary store closures resulting from local regulations or safety concerns, the vast majority of our owned stores remained open throughout the third quarter. Overall brick & mortar store traffic trends remain well below prior year levels. We continue to restrict store capacity to accommodate social distancing measures, which is impacting the performance of retail operations. Stores in destination locations and tourist dependent markets remain some of the most severely impacted stores within our fleet.
▪Year-to-date, as part of our review of our owned retail stores, the Company has permanently closed eight stores in the U.S. and one in Europe. We continue to evaluate our portfolio and anticipate closing additional underperforming stores. To enhance store profitability, we are focused on improving store labor efficiency and lease negotiations are ongoing.
•Supply Chain and Logistics
▪Port congestion and logistics and parcel shipping capacity constraints are straining fulfillment service levels industry-wide and could become more challenging as the holiday season progresses. The Company is working closely with our third-party logistics providers and our customers in an effort to mitigate these risks. Our distribution centers are operating in accordance with local government guidelines, while maintaining enhanced health and safety protocols. These measures are impacting productivity levels during our peak season volumes.
▪We expect earlier holiday marketing and promotional activities as retailers seek to mitigate social distancing and shipping capacity constraints to encourage consumers to stretch holiday shopping over a longer time period. The upcoming holiday season will be unusual and we are prepared to maximize our sales volume within these constraints.

•Cost Structure
▪Cost containment and reduction remains a top priority for the leadership team. During third quarter

2020, we realized $45 million in Selling, General and Administrative ("SG&A") savings from lower variable expenses and cost containment actions. Year-to-date savings have been greater than initially expected and are anticipated to exceed $100 million in annual cost savings, in comparison to last year, before expenses related to the COVID-19 pandemic. Given improved financial performance and confidence in the Company's strong financial position, previously announced salary reductions are being reinstated.
▪In addition to the immediate cost containment actions referred to above, the Company is executing cost reduction and resource allocation actions that will impact the Company's cost structure for 2021 and beyond. We are executing these actions to ensure the business is structured for sustainable and profitable growth in the face of the evolving market landscape. We plan on providing an update on anticipated 2021 SG&A expense levels during the review of fourth quarter 2020 financial results in February 2021.

Third Quarter 2020 Financial Results
(All comparisons are between third quarter 2020 and third quarter 2019, unless otherwise noted.)

Financial Summary

	Three Months Ended September 30,
(dollars in millions, except per share amounts)	2020	2019	Change
Net sales	$701.1	$906.8	(23)%
Gross margin	48.9%	49.3%	-40 bps
Selling, General and Administrative rate	37.3%	33.0%	430 bps
Operating income	$85.6	$152.0	(44)%
Operating margin	12.2%	16.8%	-460 bps
Net income	$62.8	$119.3	(47)%
Diluted earnings per share	$0.94	$1.75	(46)%

Net Sales

Net sales decreased 23 percent to $701.1 million, from $906.8 million for the comparable period in 2019. Wholesale net sales decreased 28 percent to $471.5 million, from $652.6 million for the comparable period in 2019. Lower wholesale net sales in the quarter were primarily driven by earlier actions to rationalize the wholesale order book and curtail purchases of Fall 2020 inventory. To a lesser extent, wholesale net sales were impacted by the shift of approximately $45 million of Fall 2020 shipments into fourth quarter 2020 compared to the timing of Fall 2019 shipments in the prior year, due to previously communicated production and logistics delays related to the pandemic that resulted in later inventory receipts. DTC net sales decreased 10 percent to $229.6 million, from $254.2 million in the prior year comparable period. Lower DTC net sales primarily reflected lower brick & mortar sales, partially offset by a 55 percent increase in DTC e-commerce sales.

Net Sales Detail

	Three Months Ended September 30,
	Reported Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(in millions, except for percent changes)	2020	2019	% Change	% Change
Geographic Net Sales:
U.S.	$445.6	$581.3	(23)%	(23)%
LAAP	90.9	123.2	(26)%	(27)%
EMEA	99.2	104.4	(5)%	(8)%
Canada	65.4	97.9	(33)%	(33)%
Total	$701.1	$906.8	(23)%	(23)%

Brand Net Sales:
Columbia	$559.7	$729.5	(23)%	(24)%
SOREL	91.5	116.1	(21)%	(22)%
prAna	30.5	38.5	(21)%	(21)%
Mountain Hardwear	19.4	22.7	(15)%	(15)%
Total	$701.1	$906.8	(23)%	(23)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$510.2	$684.7	(25)%	(26)%
Footwear	190.9	222.1	(14)%	(15)%
Total	$701.1	$906.8	(23)%	(23)%

Channel Net Sales:
Wholesale	$471.5	$652.6	(28)%	(28)%
DTC	229.6	254.2	(10)%	(10)%
Total	$701.1	$906.8	(23)%	(23)%

Net Sales Commentary

•United States ("U.S.")
▪Wholesale net sales decreased high-20 percent.
▪DTC net sales decreased low-double-digit percent, driven by a mid-30 percent decline in brick & mortar net sales, partially offset by a high-50 percent increase in e-commerce net sales.
▪The Company had 136 U.S. retail stores at September 30, 2020 (123 outlet; 13 branded) and 4 branded e-commerce sites, compared with 138 stores (116 outlet; 22 branded) and 4 branded e-commerce sites at the same time last year.

•Latin America and Asia Pacific ("LAAP")
▪China net sales decreased mid-20 percent.
▪Japan net sales decreased low-20 percent.
▪Korea net sales decreased high-teens percent.
▪LAAP distributor net sales decreased high-40 percent.

•Europe, Middle East and Africa ("EMEA")
▪EMEA distributor net sales increased high-20 percent, resulting from a greater portion of Fall 2020 shipments falling into third quarter 2020 compared to Fall 2019 shipments in the prior year, which more than offset a decline in Fall 2020 advance orders.
▪Europe-direct net sales decreased low-double-digit percent (mid-teens percent constant-currency).

•Canada
▪Net sales decreased 33 percent.

Gross Margin

Gross margin contracted 40 basis points to 48.9 percent of net sales, from 49.3 percent of net sales for the comparable period in 2019, primarily reflecting:
•lower DTC product margins, reflecting elevated promotional activity and freight costs; and
•lower wholesale product margins resulting from higher closeout sales mix; partially offset by
•favorable effects from foreign currency hedge rates; and
•favorable channel sales mix, resulting from a higher proportion of DTC e-commerce sales, which generally carry higher gross margins.

SG&A Expenses

SG&A expenses decreased 13 percent to $261.2 million, or 37.3 percent of net sales, from $299.2 million, or 33.0 percent of net sales, for the comparable period in 2019. The decrease in SG&A expenses included:
•decreased demand creation spending;
•lower retail expenses, primarily resulting from lower personnel expenses;
•decreased information technology project-related expenses; and
•lower discretionary expenses; partially offset by
•COVID-19 related expenses.

Operating Income

Operating income decreased 44 percent to $85.6 million, or 12.2 percent of net sales, from operating income of $152.0 million, or 16.8 percent of net sales, for the comparable period in 2019.

Licensing Income

Net licensing income decreased 14 percent to $3.9 million from $4.6 million for the comparable period in 2019.

Income Tax Expense

Income tax expense of $22.1 million resulted in an effective income tax rate of 26.1 percent, compared to income tax expense of $33.6 million, or an effective income tax rate of 22.0 percent, for the comparable period in 2019.

Net Income
Net income decreased 47 percent to $62.8 million, or $0.94 per diluted share, from net income of $119.3 million, or $1.75 per diluted share, for the comparable period in 2019.

First Nine Months 2020 Financial Results
(All comparisons are between first nine months 2020 and first nine months 2019, unless otherwise noted.)

Financial Summary

	Nine Months Ended September 30,
(dollars in millions, except per share amounts)	2020	2019	Change
Net sales	$1,585.9	$2,087.6	(24)%
Gross margin	48.0%	49.7%	-170 bps
SG&A rate	47.6%	37.9%	970 bps
Operating income	$13.4	$256.3	(95)%
Operating margin	0.8%	12.3%	-1150 bps
Net income	$12.3	$216.5	(94)%
Diluted earnings per share	$0.18	$3.15	(94)%

Net sales

Net sales decreased 24 percent to $1,585.9 million, from $2,087.6 million for the comparable period in 2019.

Gross margin

Gross margin contracted 170 basis points to 48.0 percent of net sales, from 49.7 percent of net sales for the comparable period in 2019.

SG&A expenses

SG&A expenses decreased 5 percent to $755.7 million, or 47.6 percent of net sales, compared to $791.8 million, or 37.9 percent of net sales, for the comparable period in 2019.

Licensing Income

Net licensing income decreased 26 percent to $8.2 million, from $11.1 million for the comparable period in 2019.

Operating Income

Operating income decreased 95 percent to $13.4 million, or 0.8 percent of net sales, from operating income of $256.3 million, or 12.3 percent of net sales, for the comparable period in 2019.

Income Tax Expense

Income tax expense of $4.0 million resulted in an effective income tax rate of 24.8 percent, compared to income tax expense of $48.2 million, or an effective income tax rate of 18.2 percent, for the comparable period in 2019.

Net Income

Net income decreased 94 percent to $12.3 million, or $0.18 per diluted share, compared to net income of $216.5 million, or $3.15 per diluted share, for the comparable period in 2019.

Balance Sheet as of September 30, 2020

Cash, cash equivalents and short-term investments totaled $314.5 million, compared to $240.8 million at September 30, 2019.

The company had no short-term borrowings at quarter-end. Including committed and uncommitted credit lines, the Company had nearly $1 billion in total liquidity exiting the quarter.

Inventories increased 8 percent to $771.7 million, compared to $717.4 million at September 30, 2019. Inventory at quarter-end primarily consisted of current and future season product. Aged inventories increased year-over-year but continue to represent a small portion of our total inventory mix. Unsold inventory as of September 30, 2020, was slightly elevated compared to September 30, 2019, but declined sequentially compared to June 30, 2020. We remain comfortable with the quality of our unsold inventory, which includes carryover styles to be sold as part of our Spring 2021 and Fall 2021 product line. We remain confident in our ability to profitably sell remaining inventory in current and future seasons leveraging the Company's wholesale customers, DTC e-commerce platforms and our fleet of DTC brick & mortar stores, a majority of which are outlet stores.

Cash Flow for the Nine Months Ended September 30, 2020

Net cash used in operating activities was $198.0 million, compared to $198.2 million for the same period in 2019.
Capital expenditures totaled $25.2 million, compared to $104.5 million for the same period in 2019.

Share Repurchases for the Nine Months Ended September 30, 2020

In first quarter 2020, the Company repurchased 1,557,184 shares of common stock for an aggregate of $132.9 million, or an average price per share of $85.34. As part of a broader capital preservation effort during the ongoing COVID-19 pandemic, the Company suspended share repurchases and has not repurchased shares since first quarter 2020.

At September 30, 2020, $82.2 million remained available under the current stock repurchase authorization. Management may resume share repurchases at any time, depending upon market conditions and the Company's capital requirements.

Quarterly Cash Dividend

As previously announced, the Company’s Board of Directors has suspended quarterly cash dividends as part of a broader capital preservation effort resulting from the pandemic. The Company's Board of Directors will continue to evaluate when to reinstate future dividend distributions.

Fourth Quarter and Full Year 2020 Financial Outlook and Preliminary First Half 2021 Commentary

There are significant business uncertainties and risks surrounding the ongoing pandemic, economic conditions, logistics capacity constraints, global geopolitical tensions, and changes in consumer behavior and confidence, these risks and uncertainties are not captured in the outlook or commentary, which assume no material deterioration or disruption to the Company's current business operations, consumer demand, or services performed by third-party logistics providers. Recent pandemic containment actions in Europe are also not captured in the outlook.

Fourth Quarter 2020 Outlook

Net Sales

The Company currently expects fourth quarter 2020 net sales to decrease 8 to 11 percent to $850 to $880 million, from $955 million in 2019. Assumptions considered in our net sales outlook include:
•Ongoing consumer traffic pressure impacting our DTC brick & mortar business, partially offset by continued e-commerce growth; and
•Lower wholesale net sales, partially offset by the shift of approximately $45 million of Fall 2020 shipments from third quarter 2020 into fourth quarter 2020, compared to the timing of Fall 2019 shipments in the prior year.

We have available inventory to capitalize on sales growth opportunities should sell-through performance at retail accelerate resulting in wholesale customer reorders and/or replenishment orders, and/or consumer demand within our DTC channels exceeds our expectations.

Operating Income

Based on the above assumptions, the Company expects fourth quarter 2020 operating income of $91 to $112 million, resulting in operating margin of 10.7 to 12.7 percent compared to operating margin of 14.5 percent in 2019.

Net Income

The Company expects fourth quarter 2020 net income of $71 to $88 million, or diluted earnings per share of $1.07 to $1.32. This financial outlook assumes an average diluted share count of 66.7 million shares.

Full Year 2020 Financial Outlook

Net Sales

The Company currently expects 2020 net sales to decrease 19 to 20 percent to $2.43 to 2.64 billion, from $3.04 billion in 2019.

Operating Income

Based on the above assumptions, the Company expects 2020 operating income of $105 to $125 million, resulting in operating margin of 4.3 to 5.1 percent compared to operating margin of 13.0 percent in 2019.

Net Income

The Company expects 2020 net income of $84 to $100 million, or diluted earnings per share of $1.25 to $1.50. This financial outlook assumes an average diluted share count of 66.8 million shares.

Balance Sheet and Cash Flows

The Company currently expects year-end inventory to be up low-single-digit percent year-over-year. Furthermore, the Company expects unsold inventory levels to decline sequentially compared to September 30, 2020.

The Company expects 2020 free cash flow of at least $140 million.

Preliminary First Half 2021 Commentary

While it is early in our 2021 planning process, the following commentary provides initial insight into certain factors being considered as the Company formulates its 2021 business and financial plan. As such, the following commentary may substantially change as we complete 2020 and finalize our 2021 financial outlook.

Based on advance wholesale orders for the Spring 2021 season and plans for a return to growth in our global DTC businesses as we anniversary prior year store closures, we currently believe we can achieve high-teens percent year-over year net sales growth in first half 2021. We are taking a disciplined approach to buying inventory for the Spring 2021 season and will be maximizing utilization of on-hand carryover Spring inventory, with an acute focus on managing inventory levels, generating cash flows and improving turns.

We anticipate providing our full year 2021 net sales and profitability outlook when we have better visibility to Fall 2020 performance and Fall 2021 advance orders, when we announce financial results for the fourth quarter and full year 2020 next February.

Strategic Priorities

We are committed to driving sustainable and profitable long-term growth and investing in our strategic priorities to:

•drive brand awareness and sales growth through increased, focused demand creation investments;
•enhance consumer experience and digital capabilities in all our channels and geographies;
•expand and improve global DTC operations with supporting processes and systems; and
•invest in our people and optimizing our organization across our portfolio of brands.

Capital Allocation

We are committed to maintaining a strong balance sheet in order to provide the Company with maximum strategic flexibility and access to additional liquidity, if warranted. In response to the COVID-19 pandemic, we immediately shifted our capital allocation strategies to reduce capital outflows. As our business recovers from the pandemic and cash flows become more reliable and predictable, we will review our strategy to return value to shareholders. This includes management reviewing our share repurchase program and our Board of Directors' reviewing reinstating quarterly dividends. Considerations for reinstating these programs include the status of the pandemic, business and market conditions, and our projected 2021 profitability and cash flow. We will provide a more comprehensive update during our review of fourth quarter 2020 financial results in February 2021.
Experience First Initiative ("X1")

During 2018, we commenced investment in our X1 initiative, which was designed to enhance our e-commerce systems to take advantage of the changes in consumer browsing and purchasing behavior towards mobile devices. It encompassed re-implementation of our e-commerce platforms to offer improved search, browsing, checkout, payment options, loyalty and customer care experiences for mobile shoppers. In 2019, we implemented X1 across 10 countries in Europe-direct and for the prAna brand in the U.S. In third quarter 2020, we implemented X1 in North America for the Columbia, SOREL and Mountain Hardwear brands. Going forward, we are focused on optimizing the X1 platform.
Supplemental Financial Information

Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in United States dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the United States dollar. To supplement financial information reported in accordance with GAAP, the Company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into United States dollars. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP financial measure useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

The non-GAAP financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The Company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See the "Reconciliation of GAAP to Non-GAAP Financial Measures" table included herein. The non-GAAP financial measures presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including consumer traffic, e-commerce growth and wholesale sales for fourth quarter 2020, net sales, operating income, net income, and diluted earnings per share for fourth quarter 2020 and full year 2020, inventory and free cash flow for full year 2020 and net sales, for first half 2021. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may", "believe" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the spread of COVID-19, the severity of the disease, the duration of the COVID-19 pandemic and any spikes, actions that may be taken to contain the pandemic or to treat its impact, economic slowdowns that have and may continue to result from the pandemic, and logistics capacity constraints, which may impact our ability to fulfill orders. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Sales Growth - Constant-currency Basis
(Unaudited)

	Three Months Ended September 30,
	Reported Net Sales	Adjust for Foreign Currency	Constant-currency Net Sales	Reported Net Sales	Reported Net Sales	Constant-currency Net Sales
(In millions, except percentage changes)	2020	Translation	2020(1)	2019	% Change	% Change(1)
Geographical Net Sales:
United States	$445.6	$—	$445.6	$581.3	(23)%	(23)%
LAAP	90.9	(0.6)	90.3	123.2	(26)%	(27)%
EMEA	99.2	(3.6)	95.6	104.4	(5)%	(8)%
Canada	65.4	0.3	65.7	97.9	(33)%	(33)%
Total	$701.1	$(3.9)	$697.2	$906.8	(23)%	(23)%

Brand Net Sales:
Columbia	$559.7	$(3.3)	$556.4	$729.5	(23)%	(24)%
SOREL	91.5	(0.5)	91.0	116.1	(21)%	(22)%
prAna	30.5	—	30.5	38.5	(21)%	(21)%
Mountain Hardwear	19.4	(0.1)	19.3	22.7	(15)%	(15)%
Total	$701.1	$(3.9)	$697.2	$906.8	(23)%	(23)%

Product Category Net Sales:
Apparel, Accessories and Equipment	$510.2	$(2.8)	$507.4	$684.7	(25)%	(26)%
Footwear	190.9	(1.1)	189.8	222.1	(14)%	(15)%
Total	$701.1	$(3.9)	$697.2	$906.8	(23)%	(23)%

Channel Net Sales:
Wholesale	$471.5	$(3.2)	$468.3	$652.6	(28)%	(28)%
DTC	229.6	(0.7)	228.9	254.2	(10)%	(10)%
Total	$701.1	$(3.9)	$697.2	$906.8	(23)%	(23)%
(1) Constant-currency net sales information is a non-GAAP financial measure that excludes the effect of changes in foreign currency exchange rates against the United States dollar between comparable reporting periods. The Company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into United States dollars at the average exchange rates that were in effect during the comparable period of the prior year.